Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2007 FINAL QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, released unaudited financial results for the year 2007. The Company experienced healthy growth in all categories during the year leading with an increase of $30,745,000 or 7.6% in total assets to end the year with $434,322,000. Growth in the loan portfolio was $39,467,000 or 12.9%, ending the year at $344,758,000 in total loans. Contributing to this growth was an increase of $26,483,000 or 7.8% in deposits during the period. Stockholders’ equity increased 13.0% during the year, with a balance of $39,923,000 at December 31, 2007.

Dimeco’s earnings for 2007 were $6,612,000, an increase of 18.4% over income reported for the year 2006. The primary source of this growth came from an increase of $2,182,000 or 14.4% in net interest income during 2007 as compared to 2006. At this level of income, the Company reported a return on average assets of 1.58% and a return on average equity of 17.54%. For the second year in a row, the Board of Directors approved a double-digit dividend increase, amounting to $1.19 per share in 2007, 11.2% or $.12 more than the previous year.

Credit quality remains high, as can be seen in the ratios of allowance for loan loss to total loans of 1.56%, the allowance to nonaccrual loans of 942.7% and net charge-offs to average loans decreased to .06%.

Gary C. Beilman, president and chief executive officer, stated, “It is my pleasure to affirm that Dimeco, Inc. had a great 2007. I am thrilled to report that deposits, loans and assets all experienced significant growth while asset quality remains strong and delinquencies continue to be minimal. As a community bank, he noted that “subprime” lending has never been our practice and the Company, therefore, will not experience the effects that have adversely affected many larger financial institutions and investment houses.

Dimeco, Inc. is the holding company of The Dime Bank, a full service financial institution serving Wayne and Pike counties in Pennsylvania and Sullivan County, New York. For more information on The Dime Bank, visit www.thedimebank.com

Source: Dimeco, Inc./January 22, 2008

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended December 31,		For the year ended December 31,
	2007	2006	2007	2006
Interest Income
Interest and fees on loans	$6,944	$5,992	$26,107	$21,601
Investment securities:
Taxable	763	753	3,249	2,491
Exempt from federal income tax	117	63	364	223
Other	47	153	231	331

Total interest income	7,871	6,961	29,951	24,646

Interest Expense
Deposits	3,068	2,663	11,477	8,447
Short-term borrowings	69	87	349	371
Other borrowed funds	219	154	775	660

Total interest expense	3,356	2,904	12,601	9,478

Net Interest Income	4,515	4,057	17,350	15,168
Provision for loan losses	380	385	1,130	785

Net Interest Income After Provision for Loan Losses	4,135	3,672	16,220	14,383

Noninterest Income
Services charges on deposit accounts	420	396	1,607	1,495
Other income	526	479	1,910	1,661

Total noninterest income	946	875	3,517	3,156

Noninterest Expense
Salaries and employee benefits	1,587	1,346	5,962	5,272
Net occupancy and equipment expense	339	320	1,322	1,298
Other expense	755	615	2,844	2,771

Total noninterest expense	2,681	2,281	10,128	9,341

Income before income taxes	2,400	2,266	9,609	8,198
Income taxes	741	724	2,997	2,613

NET INCOME	$1,659	$1,542	$6,612	$5,585

Earnings per Share - basic	$1.09	$1.01	$4.34	$3.67

Earnings per Share - diluted	$1.05	$0.98	$4.18	$3.55

Average shares outstanding - basic	1,521,670	1,521,073	1,524,536	1,523,783
Average shares outstanding - diluted	1,578,026	1,574,918	1,581,134	1,573,775

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands) December 31,	2007	2006
Assets
Cash and due from banks	$6,878	$6,684
Interest-bearing deposits in other banks	39	2,287
Federal funds sold	895	10,000

Total cash and cash equivalents	7,812	18,971

Investment securities available for sale	66,739	67,266

Loans (net of unearned income of $604 and $777)	344,758	305,291
Less allowance for loan losses	5,392	4,469

Net loans	339,366	300,822

Premises and equipment	6,387	5,731
Accrued interest receivable	1,966	1,798
Bank-owned life insurance	8,208	5,892
Other assets	3,844	3,097

TOTAL ASSETS	$434,322	$403,577

Liabilities
Deposits :
Noninterest-bearing	$34,763	$34,172
Interest-bearing	329,837	303,945

Total deposits	364,600	338,117

Short-term borrowings	8,210	12,705
Other borrowed funds	17,661	13,763
Accrued interest payable	1,691	1,428
Other liabilities	2,237	2,227

TOTAL LIABILITIES	394,399	368,240

Stockholders’ Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,575,300 and 1,568,024 shares issued	788	784
Capital surplus	4,978	4,775
Retained earnings	36,152	31,355
Accumulated other comprehensive income (loss)	37	(35)
Treasury stock, at cost (53,100 and 43,000 shares)	(2,032)	(1,542)

TOTAL STOCKHOLDERS’ EQUITY	39,923	35,337

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$434,322	$403,577

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)	2007		2006		% Increase (decrease)
Performance for the year ended December 31,
Interest income	$29,951		$24,646		21.5%
Interest expense	$12,601		$9,478		32.9%
Net interest income	$17,350		$15,168		14.4%
Net income	$6,612		$5,585		18.4%

Shareholders’ Value (per share)
Net income - basic	$4.34		$3.67		18.3%
Net income - diluted	$4.18		$3.55		17.7%
Dividends	$1.19		$1.07		11.2%
Book value	$26.23		$23.17		13.2%
Market value	$46.26		$41.75		10.8%
Market value/book value ratio	176.4%		180.2%		-2.1%
Price/earnings multiple	10.7	X	11.4	X	-6.1%
Dividend yield	2.57%		2.56%		0.4%

Financial Ratios
Return on average assets	1.58%		1.50%		5.3%
Return on average equity	17.54%		16.80%		4.4%
Shareholders’ equity/asset ratio	9.19%		8.76%		4.9%
Dividend payout ratio	27.42%		29.16%		-6.0%
Nonperforming assets/total assets	0.26%		0.18%		44.4%
Allowance for loan loss as a % of loans	1.56%		1.46%		6.8%
Net charge-offs/average loans	0.06%		0.10%		-40.0%
Allowance for loan loss/nonaccrual loans	942.7%		1049.1%		-10.1%
Allowance for loan loss/non-performing loans	476.3%		624.2%		-23.7%

Financial Position at December 31,
Assets	$434,322		$403,577		7.6%
Loans, net of unearned	$344,758		$305,291		12.9%
Deposits	$364,600		$338,117		7.8%
Stockholders’ equity	$39,923		$35,337		13.0%

January 2008

Dear Shareholders:

With the completion of the fourth quarter of 2007, it is my pleasure to affirm that Dimeco, Inc. had a great year. I am thrilled to report that the results of operations for your company were superb. As you will see in this statement, all areas performed admirably. Deposits, loans, and assets all experienced significant growth. Additionally, significant achievement was attained as we posted an ROA ratio of 1.58% and an ROE ratio of 17.54%, both of which place us in the highest performance percentile for our bank peer group. Moreover, asset quality remains strong, delinquencies continue to be minimal, and our allowance for loan loss is at a very healthy 1.56%. As a community bank, we remind you that “subprime” lending has never been our practice and we, therefore, will not experience what has adversely affected many larger financial institutions and investment houses.

Our net income expanded by more than 18% over the same period last year, and stockholders’ equity grew by 13%. With all of these positives in place, for the second year in a row, your Board of Directors approved a double-digit dividend increase; this year’s being up 11.2%. More detailed information will follow in the Annual Report which will be mailed in March.

During this quarter, we announced our plan to construct another community office. This new branch will be located on Route 6 in Palmyra Township, Wayne County. It is our intention to gain increased market share of the quickly growing Lake Wallenpaupack area. Ground breaking is planned for this spring, with an opening scheduled for early winter 2008.

We thank you for your continued investment and loyalty. As always, your questions and comments are welcome.

Sincerely,

Gary C. Beilman

President and Chief Executive Officer